EXHIBIT 5.1

1221 S. MoPac Expressway, Suite 400

Austin, TX 78746-6875

www.graycary.com

O] 512-457-7000

F] 512-457-7001

January 20, 2004

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Staktek Holdings, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

As counsel to Staktek Holdings, Inc. (the “Company”), we are rendering this opinion in connection with a proposed sale of those certain shares of the Company’s newly-issued Common Stock as set forth in the Registration Statement (File No. 333-110806) on Form S-1 (the “Registration Statement”) to which this opinion is being filed as Exhibit 5.1 (collectively, the “Shares”). We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares identified in the Registration Statement will be, upon effectiveness of the Registration Statement and receipt by the Company of payment therefor, validly authorized, legally issued, fully paid, and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, as originally filed or as subsequently modified.

Respectfully submitted,

GRAY CARY WARE & FREIDENRICH LLP

/s/ Gray Cary Ware & Freidenrich LLP

AUSTIN    LA JOLLA    SACRAMENTO    SAN DIEGO    SAN FRANCISCO    SEATTLE    SILICON VALLEY    WASHINGTON, DC

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